Exhibit 5.1
Stradling Yocca Carlson & Rauth,
a Professional Corporation
Attorneys at Law
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
June 29, 2009
Endologix, Inc.
11 Studebaker
Irvine, California 92618
          Re:     Registration Statement on Form S-8
     Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Endologix, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,500,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), reserved for issuance pursuant to the Company’s 2006 Employee Stock Purchase Plan (the “2006 Purchase Plan”).
     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.
     Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the terms and conditions of the 2006 Purchase Plan will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH